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                                                                     Exhibit 4.5

                               OPEN END MORTGAGE
                               -----------------

TOTAL INDEBTEDNESS AT ANY TIME NOT TO EXCEED FOUR MILLION AND 00/100 DOLLARS ($4,000,000.00).

KNOW ALL MEN BY THESE PRESENTS: That Arbor Health Care Company, a Delaware corporation aka Arbor Health Care Co. (hereinafter referred to as "Grantor"), in consideration of $1.00 and other valuable consideration received to Grantor's satisfaction from Capital Bank, N.A. ("Grantee"), whose address is 5520 Monroe Street, Sylvania, Ohio 43560 and in consideration of any and all loan indebtedness, including but not limited to a certain Promissory Note executed and delivered to Grantee by Grantor, on even date herewith in the amount of $4,000,000.00, any renewal, extension or replacement of loan indebtedness, including future advances and costs and fees pursuant thereto made by Grantee to Grantor to be secured hereby ("Loan Indebtedness"), does bargain, sell, and convey, with mortgage covenants, to the Grantee, its successors and assigns, the following described real estate, located in Lucas County, Ohio:

        See attached Exhibit "A"

which has the common address of 7120 Port Sylvania Drive, Toledo, Ohio 43617 ("Property Address"), together with all the improvements now or hereafter directed or affixed on the property and all easements, rights, appurtenances, rents, royalties, mineral, oil, and gas rights, and profits, water rights and stock, and all fixtures now or hereafter a part of the property, (including all heating, plumbing, lighting, watering and screening fixtures, awnings, storm windows and doors, and equipment necessary for the use of the property or the business conducted on the property). All replacements and additions are also covered by this mortgage. (All of the foregoing is hereinafter referred to as the "Property").

        Grantor and Grantee agree that this mortgage shall be an "Open End Mortgage" subject to Section 5301.232 of the Ohio Revised Code, the maximum amount of Loan Indebtedness on which shall not exceed $4,000,000.00, exclusive of interest and unpaid balances for advances made to pay taxes, assessments, insurance premiums, or costs incurred for the protection of the Property.

        All of the estate, title and interest of the Grantor, either in law or in equity, of in, and to the property is subject to all legal highways and restrictions of record.

        This mortgage granting an interest in the Property shall be considered a security interest containing the covenants for a security agreement on real property.

        Grantor has given this interest to have and to hold to Grantee, its successors and assigns forever. Grantor covenants to Grantee that the Grantor, at the time of the execution of this mortgage, is well seized of the property, in good and indefeasible estate of fee simple, and has good right to bargain and encumber the same and that the same is free and clear from all other encumbrances whatsoever and that Grantor warrants and defends same with the appurtenances to the Grantee, its successors and assigns against all lawful claims and demand whatsoever, now existing or hereafter arising.

        Grantor covenants and agrees as follows:

        1. PAYMENT OF PRINCIPAL AND INTEREST, PREPAYMENT, LATE AND OTHER NOTE CHARGES. Grantor shall promptly pay when due all outstanding principal and interest on the Loan Indebtedness along with any prepayment, late, or other charges due under any of the indebtedness. Further, Grantor shall promptly insure performance of all the covenants, agreements, promises, and conditions contained in the Loan Indebtedness, mortgage, and any other document evidencing the agreement hereunder.

        2. MAINTENANCE OF THE PROPERTY. The Grantor shall abstain from and not permit commission of waste in or about the Property, shall not move or demolish, or alter the structural character of any building existing on the Property without the prior written consent of the Grantee, and shall maintain the Property in good condition and repair. The Grantee shall have the right to enter on the Property, at a reasonable hour, to inspect the condition and repair thereof. Grantee shall have the right, but not the duty, to inspect the interior of any building on the Property or improvement thereof.


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        2.1 HAZARDOUS SUBSTANCES. The terms "hazardous waste", "hazardous substance", "disposal", "release", and "threatened release", as used in this Mortgage, shall have the same meanings as set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No.99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or other applicable state or Federal laws, rules, or regulations adopted pursuant to any of the foregoing. The terms "hazardous waste" and "hazardous substance" shall also include, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos. Grantor represents and warrants to Grantee that except for medical waste handled and/or disposed of in the ordinary course of business: (a) During the period of Grantor's ownership of the Property, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any person on, under, about or from the Property; (b) Grantor has no knowledge of, or reason to believe that there has been, except as previously disclosed to and acknowledged by Grantee in writing, (i) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance on, under, about or from the Property by any prior owners or occupants of the Property or
(ii) any actual or threatened litigation or claims of any kind by any person relating to such matters; and (c) Except as previously disclosed to and acknowledged by Grantee in writing, (i) neither Grantor nor any tenant, contractor, agent or other authorized user of the Property shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under, about or from the Property and (ii) any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations and ordinances, including without limitation those laws, regulations, and ordinances described above. Grantor authorizes Grantee and its agents to enter upon the Property to make such inspections and tests, at Grantor's expense, as Grantee may deem appropriate to determine compliance of the Property with this section of the Mortgage. Any inspections or tests made by Grantee shall be for Grantee's purposes only and shall not be construed to create any responsibility or liability on the part of Grantee to Grantor or to any other person. The representations and warranties contained herein are based on Grantor's due diligence in investigating the Property for hazardous waste and hazardous substances. Grantor hereby (a) releases and waives any future claims against Grantee for indemnity or contribution in the event Grantor becomes liable for cleanup or other costs under any such laws, and (b) agrees to indemnify and hold harmless Grantee against any and all claims, losses, liabilities, damages, penalties, and expenses which Grantee may directly or indirectly sustain or suffer resulting from a breach of this section of the Mortgage or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release occurring prior to Grantor's ownership or interest in the Property, whether or not the same was or should have been known to Grantor. The provisions of this section of the Mortgage, including the obligation to indemnify, shall survive the payment of the Indebtedness and the satisfaction and reconveyance of the lien of this Mortgage and shall not be affected by Grantee's acquisition of any interest in the Property, whether by foreclosure or otherwise.

        3. INSURANCE. The Grantor shall procure and deliver to the Grantee during the pendency of this mortgage a policy or policies insuring the Property, including all buildings and improvements now existing and thereafter arising, which shall be maintained for the benefit of the Grantee until the mortgage is fully satisfied and released. Those policies shall contain provisions for loss or damage by fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke, and other such hazards and contingencies as Grantee may designate. This shall include, but not be limited to flood insurance if the Property is located within a special flood hazard area. All policies shall be in form and amount as are acceptable to Grantee and shall contain clauses identifying Grantee as a loss payee and identifying the interest of the Grantee in the Property. Grantor shall promptly pay when due any premiums on any insurance policy and shall deliver to Grantee evidence of insurance acceptable to Grantee. A completed ACORD 27 Form shall constitute evidence of insurance. Under no circumstances shall an ACORD 25-S Form constitute acceptable evidence of insurance. A paid receipt for the policy and any renewal thereof shall be required from the issuing company or agent. In the event of loss or damage, the Grantor agrees to give prompt notice to the Grantee and to insure that the Grantee is fully informed of all discussions with the insurance provider. All proceeds of insurance in the event of loss or damage shall be made jointly payable to the Grantor and Grantee and all funds shall be utilized by the Grantor to restore the Property. However, should the loss or damage exceed fifty percent (50%) of the value of the Property, Grantee shall have the right to elect not to restore the Property and instead have the proceeds applied by the Grantee directly to the existing Loan Indebtedness until paid in full and satisfied including all interest and charges thereon, with the balance of any proceeds to be payable to the Grantor. In the event of such



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loss, or in the event of a transfer of the Property by eminent domain, no prepayment penalty will be owed for amounts transferred to Grantee. Grantee shall be given 30 days written notice of cancellation or material adverse modification of any policy or policies insuring the Property.

        4. TAXES. The Grantor shall, from time to time as same become due and payable, pay and discharge all taxes, assessments, and any other public charges which may be levied or assessed against the Property or any part thereof and shall further provide to Grantee receipts for the payment thereof along with payments of all of their taxes, assessments, liens or encumbrances which may be placed against the Property. If the Grantor, shall contest any taxes, liens, claims, or encumbrances, and shall in good faith by proper legal action pursue the contest thereof, Grantor shall not be required to pay those taxes or other charges, or produce receipts indicating payment thereof, so long as Grantor places with Grantee sufficient reserves to cover the outstanding assessment being contested and so long as Grantor acts with due diligence to contest any claim. Should the contest of any claim be discontinued for any reason, Grantor shall be responsible for the payment of the taxes or other charges in a prompt manner.

        5. COMPLIANCE WITH LAWS AND ORDINANCES. The Grantor shall materially comply with all Federal, State and Municipal ordinances or regulations affecting the Property at all times. Should Grantor be notified of any violation or change of any Federal, State, or Municipal ordinance or regulation, Grantor shall comply within 30 days of notice thereof. This shall specifically include, but not be limited to compliance with the Americans With Disabilities Act and compliance with Federal and Ohio EPA requirements for the handling and storage of hazardous substances. However, if the Grantor shall in good faith, contest any ordinance or regulation or the validity thereof, Grantor shall not be required to comply so long as such contest is maintained with due diligence and so long as Grantor has notified Grantee in writing prior to doing so.

        6. TRANSFER OF OWNERSHIP. Without the prior written consent of the Grantee, the Grantor shall not (a) transfer title to or ownership of the Property, (b) create any equitable interest in the Property in favor of a third party (except for equipment leases in the ordinary course of business), or (c) grant any option to purchase the Property.

        7. DEFAULT AND BREACH. Upon any event of default, that event being defined in the Loan Indebtedness, and including but not limited to any default for failure to make prompt payment of any installment of principal or interest on the Loan Indebtedness or the failure to comply with any of the terms and conditions of this mortgage, the entire balance of principal, interest and all of the charges and other sums secured by this mortgage shall at the option of the Grantee be immediately due and payable, without notice, or demand, and shall be collectable at once by foreclosure or otherwise. Grantee may proceed to foreclose on this mortgage by judicial proceedings according to Ohio statute. Any failure to exercise this option shall not constitute a waiver of the right to exercise the option at any other time. Grantee shall be entitled to collect all outstanding balances of principal, interest, any payments made for taxes, assessments, insurance premiums, liens, expenses, collection fees, and attorney fees necessary for the collection or foreclosure of this mortgage. The proceeds of any foreclosure sale shall be applied first to the payment of costs arising from the foreclosure and then shall be applied at the discretion of the Grantee to principal and interest outstanding, other costs and expenses of the foreclosure, or other outstanding indebtedness secured by this mortgage.

        The Grantee shall have the right at the time of any proceeding of foreclosure on this mortgage to seek the appointment of a receiver to collect any rents, income, or profit from the Property and to apply them as payment on the Loan Indebtedness, interest, costs and fees required for the collection of this mortgage. This shall be done without notice and without regard as to the adequacy of the property securing the indebtedness. Grantee shall have the option, in lieu of receivership, to take possession of the Property itself during the period of redemption, and to collect all rents and profits from the Property and apply same to the Loan Indebtedness as set forth above.

        Should Grantor fail to pay any tax, assessment, claim, lien, insurance premium, or encumbrance or fail to keep the Property in good repair, or permit waste on the Property, the Grantee, at its option may pay said claim, lien, tax assessment, encumbrance or premium and make such repairs or take such steps as necessary as to prevent or cure the waste, and may expend additional sums of money as it deems necessary to protect the Property. All sums of money advanced by the Grantee shall be subject to the same interest rate as the Loan Indebtedness, including the default rate. The failure of the Grantee to

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pursue its rights under this paragraph shall not act as a waiver or bar the
Grantee from taking such action at a later date.

        8. ASSIGNMENTS OF LEASES AND RENTS. As further security for the payment of the Loan Indebtedness and performance of the obligations and covenants under the Loan Indebtedness and the mortgage, the Grantor hereby assigns to the Grantee all leases, now existing or hereafter arising, together with all rents which are or may become due. This assignment shall be operative only in the event of default. Until such time, Grantor shall be responsible for all performance under the leases now existing or hereafter arising. At such time as default exists under this mortgage, the Grantor hereby confers to the Grantee exclusive power to take possession of and collect all rents arising from the Property and to apply such rents as the Grantee sees fit to the payment of all Loan Indebtedness, taxes, costs of maintenance, repairs, and any other expenses necessary for the maintenance of the Property. Upon such default, decisions regarding the leases and application of rent shall be in the sole discretion of the Grantee until such time as the Loan Indebtedness and all existing interest and other expenses are paid in full. The Grantee shall be responsible only for those rents and profits actually received by the Grantee. In exercising powers under this section, the Grantee may also take possession of all personal property contained on the Property and specifically used by the Grantor in the rental or leasing of the Property or any part thereof. All remaining obligations of the leases now in existence or hereafter arising shall remain the obligation of the Grantor. It shall not be the responsibility of the Grantee to insure performance of any obligation of Grantor under the Leases. Grantor shall not collect more than two months' rent in advance on any lease of the Property during the term of this mortgage.

        9. SATISFACTION AND RELEASE. Upon full compliance by the Grantor of all the provisions of this mortgage and full payment of the Loan Indebtedness and all of the sums due and owing to the Grantee and secured hereby without further deduction, fraud, or delay to this mortgage, the estate granted hereby shall cease and become void. At such time, Grantee shall promptly prepare a satisfaction and release for the mortgage from the Property.

        10. NOTICE. Any notices made hereunder shall be mailed to the Grantor at the Property Address or such address as Grantor shall supply. Notice to the Grantee shall be made to Capital Bank, N. A., 5520 Monroe Street, Sylvania, Ohio, 43560, Attention: Commercial Loan Department or another supplied by Grantee. All notices shall be made either in person or by United States mail.

        11. CUMULATIVE RIGHTS AND REMEDIES. All rights and remedies of the mortgage provided to the Grantee shall be cumulative and concurrent and may be exercised singly, successively or together at the sole discretion of the Grantee and failure to exercise any right or remedy shall in no way be considered a waiver or release of same.

        12. APPLICABLE LAW. This mortgage shall be construed under and in accordance with the laws of the State of Ohio. This mortgage shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, including heirs and executors, administrators or legal representatives.

        13. SEVERABILITY. In the case that one or more of the provisions contained in this mortgage shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the invalidity, illegality, or unenforceability of such provision shall not affect any other provisions of this mortgage and this mortgage shall be construed as though the invalid, illegal, or unenforceable provision had never been contained herein.

        14. TIME. For purpose of this mortgage, the loan indebtedness secured hereby and all obligations of this mortgage or any agreement related thereto, time is of the essence.

        This mortgage is executed this 15th day of January, 1997.



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WITNESSES AS TO ALL SIGNERS               ARBOR HEALTH CARE COMPANY

/s/ Clara L. Hanf                         By: /s/ W. W. Wondolowski
------------------------                      ----------------------------------
/s/ Dennis R. Smith                            William W. Wondolowski,
------------------------                          Vice President and Treasurer
STATE OF OHIO    )
                 ) SS:
COUNTY OF ALLEN  )

        Before me, a Notary Public, in and for said County and State, personally appeared William W. Wondolowski, Vice President and Treasurer of Arbor Health Care Company, a Delaware Corporation, and acknowledged the execution of the above and foregoing mortgage on this 15th day of January, 1997.


               /s/ Constance Sims
               -----------------------------
                    Notary Public

This instrument prepared by
Capital Bank, N.A.
5520 Monroe Street
Sylvania, OH 43560

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                                   EXHIBIT "A"

A parcel of land being Lot 18 in the Replat of Lots 4 and 5 Port Sylvania Plat Two as recorded in Volume 133, Pages 80-82, Lucas County Record of Plats, located in Sylvania Township, Lucas County, Ohio, and being more particularly described as follows:

Commencing at the Southeast corner of the Southwest 1/4 of Section 21, Town 9 South, Range 6 East; thence Northerly along the East line of the Southwest 1/4 of said Section 21, having an assumed bearing of North 4(degree) 18' 40" East, a distance of 555.68 feet to the Southeast corner of said Lot 18 (said corner also being the true Point of Beginning); thence Westerly along the South line of said Lot 18 (said line also being the Northerly right-of-way line of Port Sylvania Drive), having a bearing of North 85(degree) 33' 03" West, a distance of 305.90 feet to a point (said point also being the Southeast corner of Lot 3 in Port Sylvania Plat One); thence Northerly along the East line of said Lot 3, having a bearing of North 4(degree) 26' 57" East, a distance of 420.00 feet to a point (said point also being the Northeast corner of said Lot 3); thence Westerly along the North line of said Lot 3, having a bearing of North 85(degree) 33' 03" West, a distance of 320.00 feet to a point (said point also being the Northwest corner of said Lot 3); thence Northerly along the West line of said Lot 18 (said line also being the Easterly right-of-way line of Meijer Drive), having a bearing of North 4(degree) 26' 57" East, a distance of 50.00 feet to the Northwest corner of said Lot 18; thence Easterly along the North line of said Lot 18, having a bearing of South 85(degree) 33' 03" East, a distance of 624.77 feet to the Northeast corner of said Lot 18; thence Southerly along the East line of said Lot 18 (said line also being East line of the Southwest 1/4 of said
Section 21), having a bearing of South 4(degree) 18' 40" West, a distance of
470.00 feet to the true point of beginning. Subject to legal highways.